UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 12, 2004

TriQuint Semiconductor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22660	95-3654013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 N.E. Brookwood Parkway
Hillsboro, Oregon  97124

(Address of principal executive offices, including zip code)

(503) 615-9000
(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On November 12, 2004, the Compensation Committee (the “Committee”) of the Board of Directors of TriQuint Semiconductor, Inc. (“TriQuint”) approved a fiscal 2005 profit sharing program (the “Program”) for substantially all U.S. employees and employees of certain foreign subsidiaries.  Under the Program, the aggregate profit sharing amount for distribution to eligible employees shall be up to 10% of TriQuint’s quarterly operating income (as reported under accounting principles generally accepted in the United States), subject to adjustment for certain one time charges or gains, and shall be payable on a quarterly basis.  The amount payable under the Program to an eligible employee shall generally be allocated based on two measurement components: overall corporate results (weighted 60%) and the financial results of such employee’s operating unit (weighted 40%).

Profit sharing payments shall be payable to eligible employee in cash, less applicable withholdings, in the calendar quarter following the quarter in which the payments were earned.  Each eligible employee shall receive a pro rata portion of the total profit sharing amount, based on each eligible employee’s salary earned during the applicable period compared to the total salary of all eligible employees during the applicable period.

On November 11, 2003, the Committee authorized TriQuint’s President and Chief Executive Officer to make discretionary cash bonuses to the employees of an operating unit based on that unit’s financial results for fiscal 2004.  On February 5, 2005, TriQuint paid discretionary cash bonuses in an aggregate amount of $342,416 to the U.S. employees of its wholly owned subsidiary, Sawtek Inc. (“Sawtek”), in recognition of Sawtek’s financial results in 2004.  The amount of the bonus for each employee was $1,000 (or a pro rata portion of such amount if the individual was not an employee for the full fiscal year).  Brian Balut, Vice President , Sawtek and Azhar Waseem, Vice President, Sawtek, each received $1,000 on February 5, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ Raymond A. Link
Raymond A. Link Vice President, Finance and Administration, Chief Financial Officer and Secretary

Date:  February 22, 2005